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EXHIBIT 10.11

SECOND AMENDED AND RESTATED SECURITY HOLDERS AGREEMENT

    This SECOND AMENDED AND RESTATED SECURITYHOLDERS AGREEMENT (the "Second Amended Agreement") is made as of January 4, 1999 by and among:

i.
Power Measurement Ltd., a British Columbia company ("PML"),

ii.
GFI-PML Investors Corp., a British Columbia company ("GFI-PML");

iii.
the Holdco Investors (as defined below);

iv.
PML Employee (EVCC) Corp. ("EVCC"), and

v.
each of J. Bradford Forth and David Giles (together, the "Management Holders"),

vi.
Power Measurement Holdings, Inc. ("Holdco"), a Delaware corporation, and

vii.
Power Measurement USA, Inc. ("PML USA" and, collectively with PML, the "Operating Companies"), a Delaware corporation,

with reference to the following:

Recitals:

R1	PML is a company based in Victoria, B.C., Canada presently engaged in the development, manufacture and sale of power monitoring and measurement equipment systems (including hardware and software), supervisory control and data acquisition systems, and related products and activities on an international basis;
R2	PML USA is a corporation presently engaged in marketing the products of PML within the United States;
R3
The Holdco Investors (as defined below) were formerly holders and beneficial owners (directly and through several companies, the "Holding Companies") of the capital stock of Power Measurement Ltd. ("Former PML") a predecessor to PML. In order to constitute Holdco as a holding company for all of their equity in Former PML, the Holdco Investors entered into a series of Purchase and Sale Agreements, dated as of December 31, 1998 under which they completed an exchange (the "Exchange") with Holdco of all of Holdco's common stock, par value $0.01 per share (the "Holdco Common Stock") for all of their shares of the capital stock of the Holding Companies, Former PML, and Power Measurement USA, Inc.
R4
Upon completion of the Exchange, GFI-PML Investors Two Corporation and OCM-PML Acquisition Corp., two of the Holding Companies, and Former PML were amalgamated through a statutory amalgamation (the "Amalgamation") to form PML.
R5
The shareholders of PML have agreed to amend its Memorandum and Articles so that the shares in the capital of PML held by the EVCC and the Management Holders, as well as the shares in the capital of PML issuable upon exercise of the Key Employee's options, if any, to purchase such shares (collectively, the "Exchangeable Shares") will grant their holders the right to require PML to redeem those shares for a specified number of shares of Holdco Common Stock, representing (on the date of this Second Amended Agreement) the same proportional equity interest in PML. Holdco will also execute an agreement with the EVCC and the Management Holders, granting Holdco the right to require those persons to sell their Exchangeable Shares to Holdco in exchange for the same number of Holdco Common Shares which PML would be required to issue to them upon redemption. The interest in Holdco Common Stock represented by the Exchangeable Shares shall be subject to dilution, to the same extent as issued Holdco shares, in the event that additional shares of Holdco capital stock are issued at any time.

R6	The parties, except for Holdco and PML USA, are currently parties to an Amended and Restated Securityholders Agreement dated as of May 11, 1998 (the "First Amended Agreement");
R7	In light of the transactions described above, the parties wish to amend and restate the First Amended Agreement as set forth in this Second Amended Agreement;
R8
As of the date of this Second Amended Agreement, the issued and outstanding Securities of PML and Holdco are as set forth in Schedule A attached hereto and each PML Investor is the legal and beneficial owner of the stated Securities; and
R9
The Securityholders, for their mutual benefit and protection, wish to establish and define their respective rights and obligations with respect to the transfer of Securities in order to preserve the closely held nature of the ownership of the Operating Companies on an interim basis and also wish to agree upon respective rights and responsibilities relating to the location of the business of PML in order to maintain and preserve the present success and culture of PML in addition to the other matters herein set forth.

NOW THEREFORE THIS AMENDED AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements herein contained, the parties agree with each other as follows:

1  Definitions.

    1.1 "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with any such Person, excluding Holdco and the Operating Companies in the case of the PML Investors and the Holdco Investors. The term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession of 50% of the general voting power of the Person or of the power achieved in some other way to direct or cause the direction of the management and policies of such Person.

    1.2 "Commission" shall mean the United States Securities and Exchange Commission or such other applicable securities commission as the context may require.

    1.3 "GFI-PML Securities" shall mean the shares in the capital of GFI-PML.

    1.4 "Hartco" shall mean 416606 B.C. Ltd.

    1.5 "Holdco" shall mean Power Measurement Holdings, Inc, a Delaware corporation, together with, unless the context otherwise requires, its subsidiaries.

    1.6 "Holdco Board" shall mean the board of directors of Holdco.

    1.7 "Holdco Investors" shall mean RIT; Tinicum Investors, a Delaware limited partnership; Regency Trust, a Barbados trust; GFI-PML Partners, L.P., a California limited partnership; GFI-PML Energy Ventures, L.P., a Delaware limited partnership; and OCM. A Holdco Investor who ceases to own any shares of the capital stock of Holdco shall, at such time, cease to be a "Holdco Investor" for all purposes of this Second Amended Agreement (unless such person thereafter again acquires shares of capital stock of Holdco), provided that such change in status shall be without prejudice to any rights of such Holdco Investor that arose prior to the date of such change in status. "Holdco Investors" shall also include Persons who obtain shares of Holdco Common Stock after the date of this Second Amended Agreement and who become parties to this Second Amended Agreement prior to, or upon receipt of, such shares, including, without limitation, the EVCC and the Management Holders, upon exercise of their various rights to obtain Holdco Common Stock.

    1.8 "Holdco Securities" shall mean the shares in the capital of Holdco held by the Holdco Investors and including such shares held by the Holdco Investors' successors and assigns, and including all other shares of Holdco that may be issued and held by any of the foregoing holders at any time.

    1.9 "Investor Permitted Transfer" shall mean a Transfer:

    (a)
    in connection with a Sale of Holdco;

    (b)
    pursuant to a proper exercise of tag-along rights in accordance with Section 3.3;

    (c)
    pursuant to the exercise of any registration rights under Section 6 hereof;

    (d)
    to a Permitted Transferee.

    1.10 "OCM" shall mean OCM Principal Opportunities Fund, L.P. ("OCM"), a Delaware limited partnership.

    1.11 "Permitted Transferee" shall mean, with respect to a Securityholder:

    (a)
    his or her spouse or former spouse, lineal or legally adopted descendants or ancestors (and their spouses);

    (b)
    the trustee of a trust for the principal benefit of the Persons referred to in clause (a) above;

    (c)
    any Person that is an Affiliate of such Securityholder;

    (d)
    the partners, shareholders, advisors or other equity owners or employees of such Person, if the Transfer to such partners, shareholders, advisors or other equity owners or employees is pursuant to the liquidation (partial or otherwise) or dissolution of such Person and no separate consideration is being or will be paid by such partners, shareholders, advisors or other equity owners or employees in connection therewith;

    (e)
    Transfers (i) between or among the Holdco Investors, or (ii) between or among shareholders of the EVCC and the Management Holders; and

    (f)
    in the case of the EVCC, to its owners of shares in connection with a complete dissolution or liquidation of the EVCC (provided, that the form of such transaction and its impact on the terms and conditions of this Second Amended Agreement shall be mutually agreed upon by all the parties hereto).

    1.12 "Person" shall mean a company, a corporation, an association, a partnership, a limited liability company, an organization, a joint venture, a trust or other legal entity, an individual, a government or political subdivision thereof or a governmental agency.

    1.13 "PML Board" shall mean the board of directors of PML.

    1.14 "PML Investor" shall mean Holdco, the EVCC, and the Management Holders and including, in accordance with the terms of this Second Amended Agreement, their respective successors and assigns. A PML Investor who ceases to own any shares of the capital stock of PML shall, at such time, cease to be a "PML Investor" for all purposes of this Second Amended Agreement (unless such person thereafter again acquires shares of capital stock of PML), provided that such change in status shall be without prejudice to any rights of such PML Investor that arose prior to the date of such change in status.

    1.15 "PML Securities" shall mean any and all shares in the capital of PML owned by any of the PML Investors or their respective successors and assigns.

    1.16 "Pro Rata Portion" shall mean, in relation to PML Securities, the ratio that the number of PML Securities held by a PML Investor (including its Permitted Transferees) bears to the total number of issued and outstanding PML Securities, in each case, such computation to assume the conversion of all convertible PML Securities and the exercise of all outstanding options, warrants or other rights to acquire PML Securities. In relation to Holdco Securities and GFI-PML Securities, "Pro Rata Portion"

shall be calculated based upon the amount of underlying PML Securities that correspond to those Holdco Securities or GFI-PML Securities (it being the parties' intention that the Holdco Securities and GFI-PML Securities will be "looked through" and calculations performed based upon the underlying PML Securities).

    1.17 "Public Offering" shall mean a firm commitment underwritten public offering of equity securities of Holdco pursuant to an effective registration statement under the U.S. Securities Act of 1933, as amended, after which (i) such equity securities are listed or admitted for trading an a U.S. national securities exchange or quoted on the NASDAQ NMS (including any successor to the NASDAQ NMS), (ii) at least fifteen percent (15%) of Holdco's outstanding equity securities on a fully diluted basis are sold in connection with such public offering and (iii) the gross proceeds received by the sellers in such offering are at least $20,000,000 (Canadian).

    1.18 "RIT" shall mean RIT Capital Partners PLC, a U.K. investment company.

    1.19 "Sale of Holdco" shall mean a sale of substantially all of the assets of Holdco and its subsidiaries taken as a whole to a third party that is not its Affiliate, or a merger, consolidation, amalgamation or other business combination of either PML or of Holdco with a third party that is not an Affiliate of either.

    1.20 "Securities Act" shall mean the United States Securities Act of 1933, as amended.

    1.21 "Security" or "Securities" shall mean the PML Securities, the GFI-PML Securities, and the Holdco Securities, as the context indicates or permits.

    1.22 "Securityholder" and "Securityholders" shall mean the Holdco Investors and the PML Investors, as the context indicates or permits.

    1.23 "Selling Holder" shall mean any holder of Holdco Securities who is participating in a registration of such securities pursuant to the registration rights provisions of Section 6 hereof.

    1.24 "Transfer" shall mean any sale, transfer, assignment, hypothecation, encumbrance or other disposition, whether voluntary or involuntary, whether by gift, bequest or otherwise of Securities. In the case of a hypothecation, the Transfer shall be deemed to occur both at the time of the initial pledge and at any pledgee's sale or a sale by any secured creditor or a retention by the secured creditor of the pledged securities in complete or partial satisfaction of the indebtedness for which the Securities are security.

    1.25 "Transferee" shall mean any Person (including an Investor Permitted Transferee) to whom a Securityholder wishes to Transfer any securities.

    1.26 "Transferring Securityholder" shall mean, with regard to any transaction, any Securityholder proposing to Transfer any Securities held by such Securityholder.

2.  Restrictions on Transfer.

    2.1  Conditions to Transfer.  No transfer of any Security (including an Investor Permitted Transfer) may occur unless and until Holdco and the Holdco Investors shall have received reasonable assurances that the Transfer complies with all applicable legal requirements and the provisions of this Second Amended Agreement. Each Transferee (including an Investor Permitted Transferee) shall execute a joinder agreeing to be bound by the restrictions of this Second Amended Agreement.

    2.2  Transferee Bound by Agreement.  Except as indicated in the next sentence, the Securities owned or controlled by a Transferee (including an Investor Permitted Transferee) shall for all purposes be subject to the terms of this Second Amended Agreement, whether or not such Transferee has executed a consent to be bound by this Second Amended Agreement. Notwithstanding anything in this Second Amended Agreement to the contrary, in the event of a Demand Registration pursuant to

Section 6.1, the purchasers of securities in such registered offering shall not be bound by, nor entitled to any of the rights under, the terms of this Second Amended Agreement, whether or not such registered offering qualifies as a Public Offering.

    2.3  Invalid Sales.  Any purported Transfer of Securities made without fully complying with all of the provisions of this Second Amended Agreement shall be null and void and without force or effect and each Transferring Securityholder shall indemnify and hold harmless all of the other parties from any and all claims and expenses relating to such purported Transfer.

    2.4  Transfers of Securities; Rights of First Refusal.

      2.4.1  Restrictions on Certain Transfers.  No Securityholder shall at any time Transfer all or any portion of its Securities or any interest therein to any Person in any manner whatsoever, whether voluntarily or by operation of law or otherwise, without observing the requirements set forth in this Section 2.4, except in an Investor Permitted Transfer.

      2.4.2  Notice of Sale.  Except as provided in Section 2.4.1, no Securityholder shall Transfer all or any portion of its Securities to any Person in any manner whatsoever, whether voluntarily or by operation of law or otherwise, unless written notice of such proposed Transfer shall have first been given to the remaining PML Investors (the "Remaining PML Investors"), the remaining Holdco Investors (the "Remaining Holdco Investors"), Holdco, and PML. Said notice (the "Notice") shall name the proposed Transferee, specify the type and number of Securities to be transferred, the cash price therefor, and the other material terms of the proposed Transfer. The Notice shall constitute an offer to sell the pertinent Securities to the Remaining PML Investors and the Remaining Holdco Investors.

      2.4.3  First Refusal.  Within twenty (20) days following the giving of the Notice, each Remaining Securityholder and each Remaining Investor that so desires shall give a written notice (the "Election Notice") to the Transferring Securityholder specifying the maximum number of Securities that such Person wishes to purchase. For the exercise of any option under this Section 2.4.3 to become effective, the Remaining PML Investors and the Remaining Holdco Investors must elect to purchase all, but not less than all, of the Securities specified in the Notice.

      2.4.4  Pro Rata Allocation.  The Securities specified in the Notice shall be allocated as follows:

    (a)
    First, to the PML Investors and, if the total amount of Securities elected to be purchased by the PML Investors equals or exceeds the number of Securities specified in the Notice, pro rata among the PML Investors, based upon their Pro Rata Portions.

    (b)
    Second, to the Holdco Investors and, if the total amount of Securities elected to be purchased by the Remaining Holdco Investors equals or exceeds the number of Securities specified in the Notice less the Securities elected to be purchased by the PML Investors pursuant to Section 2.4.4(a), pro rata among the Holdco Investors, based upon their Pro Rata Portions.

      2.4.5  Conversion to Holdco Securities.  If the Securities Transferred pursuant to the exercise of rights of first refusal provided or pursuant to Section 2.4.6 ("Purchased Securities") are not Holdco Securities, then the Transfer of such Securities shall be effected as follows, unless Holdco is the Transferring Securityholder (it being the parties' intention to have the right to purchase or Transfer such Securities under this Section 2.4 exercised, in effect, only with respect to Holdco Securities): The Transferring Securityholder proposing to Transfer such Securities shall Transfer them to Holdco, in exchange for which Holdco shall issue to such Transferring Securityholder a number of shares of Holdco Common Stock that corresponds to an indirect equity interest in PML equal to the equity interest in PML (whether direct or indirect) then represented by such

  Purchased Securities. Simultaneously, such Transferring Securityholder shall Transfer such Holdco Securities to the Transferee(s) as provided in this Section 2.4 as if those Holdco Securities were the Purchased Securities.

      2.4.6  Failure to Exercise Right of First Refusal.  Upon expiration of the period for exercise of the right of first refusal by the Remaining Securityholders, or if the total amount of Securities specified by the Remaining Securityholders is less than all of the Securities specified in the Notice, then all, but not less than all, of such Securities may be transferred at any time within ninety (90) days following the expiration of such period to the proposed Transferee, at a price and on terms no more favorable to the Transferee than those specified in the Notice and subject to the requirements of Section 2.5.5. Any later proposed Transfer may be made (if otherwise permissible) only by again following the procedures specified in this Section 2.4.

      2.4.7  Purchase Price; Closing.  The closing of any purchase and sale made pursuant to this Section 2.4 shall be held within forty-five (45) days following the exercise of any right or option hereunder at a time specified by Holdco at the then principal offices of Holdco or such other place as is agreed upon by the parties thereto. The purchase price in such purchase and sale shall be an amount equal to the cash price specified in the Notice and shall be paid in cash or by certified check, bank draft or wire transfer payable to the order of the Transferring Securityholder (or his Permitted Transferees), against the Transferring Securityholder's delivery to the Remaining Securityholders who have properly elected to purchase the Securities to be transferred, certificates representing Securities to be transferred, which shall be free and clear of all liens and encumbrances and duly endorsed for transfer or accompanied by duly executed stock powers.

    2.5  Issuances of Additional Securities Treated as Transfers.  In the event that GFI-PML proposes to issue any of its Securities to any Person other than a Securityholder, then such proposed issuance shall be treated for all purposes of this Second Amended Agreement as a proposed Transfer of Securities by GFI-PML to a third Person; provided, however that the foregoing shall not apply to Investor Permitted Transfers or to issuances of Securities and options to purchase Securities to officers, directors, employees or advisors of, or consultants or independent contractors to, Holdco or PML, pursuant to options granted in accordance with plans or other arrangements approved by the Holdco Board and the PML Board, respectively and, as required by law, the shareholders of Holdco and PML. As a result, no such proposed issuance shall be completed unless the provisions of Section 2.4 hereof are first observed with respect thereto.

    2.6  No Subsidiary IPO.  The parties agree that the Operating Companies and GFI-PML will not engage in public offerings or distributions of their respective Securities.

3.  "Tag-Along" Rights.

    3.1  Tag-Along Sales.  Except for an Investor Permitted Transfer (for the purpose of this Section 3, however, "Investor Permitted Transfer" shall not include clause (a) of the definition thereof), if any Securityholder, including, for all purposes of this Section 3, their Permitted Transferees (the "Initiating Transferor"), at any time desires to effect a Transfer (a "Tag-Along Sale") of any PML Securities (the "Tag-Along Securities") to any Person, then each other PML Investor (collectively, the "Other PML Investor") and Holdco Investor (collectively, the "Other Holdco Investors") shall have the right, but not the obligation, to sell its Pro Rata Portion of the Securities to be sold to the purchaser in such Tag-Along Sale on the same terms and conditions. Each Other PML Investor or Other Holdco Investor whose Securities are sold in a Tag-Along Sale shall be required to bear a proportionate share of the expenses of the transaction. For all purposes of this Section 3, any proposed Transfer of Securities, other than PML Securities, shall be deemed a proposed Transfer of the underlying PML Securities corresponding to such Securities, and shall be subject to this Section 3 on that basis. Notwithstanding the foregoing, if an Initiating Transferor does not own at least ten percent (10%) of the outstanding PML Securities on a fully diluted basis (directly or indirectly), then the tag-along rights described in this Section 3 shall not be applicable to its proposed Transfer. A party entitled to exercise rights under Section 2.4 (right of first refusal) and this Section 3.1 may exercise either of the rights (i.e., failing to exercise rights under one Section does not cause a forfeiture of rights under the other Section).

    3.2  Notice of Tag-Along Opportunity.  The Initiating Transferor participating in a Tag-Along Sale shall, not less than thirty (30) business days prior to the consummation thereof, provide PML and Holdco with notice of the proposed Tag-Along Sale ("Tag-Along Sale Notice"), which notice PML and Holdco shall transmit to each Other PML Investor and each Other Holdco Investor within five (5) business days of the date of PML's receipt of such notice (such date of receipt being referred to herein as the "Tag-Along Notice Date"), containing the following:

  (a)
  the name and address of the proposed purchaser in the Tag-Along Sale;

  (b)
  the amount and kind of Tag-Along Securities proposed to be transferred by the Initiating Transferor;

  (c)
  the proposed amount and form of consideration to be paid for such Tag-Along Securities and the terms and conditions of payment offered by the proposed purchaser;

  (d)
  the Pro Rata Portion of each Other PML Investor, assuming full participation by all Other PML Investors in the Tag-Along Sale, and the Pro Rata Portion of each Other Holdco Investors, assuming no participation by the Other PML Investors and full participation by all Other Holdco Investors (which information shall be provided by PML to the extent not known by the Initiating Transferor); and

  (e)
  that the proposed purchaser has been informed of the "tag-along" rights provided for in Section 3.1 hereof.

    3.3  Notice and Terms of Acceptance of Tag-Along Opportunity.

      3.3.1  Election to Participate.  If any Other PML Investor or Other Holdco Investor desires to participate in such Tag-Along Sale, such Person shall provide written notice (the "Tag-Along Notice") to the Initiating Transferor and PML not later than fifteen (15) business days after the Tag-Along Notice Date setting forth the maximum amount of Securities, if any, such Person elects and agrees to include in the Tag-Along Sale.

      3.3.2  Pro Rata Allocation.  The Securities specified in the Tag-Along Sale Notice shall be allocated among the Persons giving a Tag-Along Notice as follows:

    (a)
    First, to the Other PML Investors up to the collective Pro Rata Portion of all Other PML Investors (whether or not participating), and, if the total amount of Securities elected to be sold by the Other PML Investors equals or exceeds such collective Pro Rata Portion, pro rata among the Other PML Investors, based upon their Pro Rata Portions.

    (b)
    Second, to the Other Holdco Investors up to the collective Pro Rata Portion of all Other Holdco Investors (whether or not participating), and, if the total amount of Securities elected to be sold by the Other Holdco Investors equals or exceeds such collective Pro Rata Portion less the Securities elected to be purchased by PML Investors pursuant to Section 3.3.2(a), pro rata among the Other Holdco Investors, based upon their Pro Rata Portions.

    3.4  Sale Procedure.  If the Tag-Along Notice from any Other Holder is not received by the Initiating Transferor and PML within the fifteen (15) business day period specified above in Section 3.3 hereof, then the Initiating Transferor shall have the right to transfer the Tag-Along Securities to the proposed purchaser without any participation by such Other Holder, but only on the terms and conditions and at the price stated in the notice to such Other Holders, or on terms and conditions and at a price no more favorable to the Initiating Transferor, and only if a definitive and binding agreement to sell or otherwise transfer such Tag-Along Securities is entered into not later than thirty (30) days after the end of such fifteen (15) business day period specified above in Section 3.3.

4.  Voting Agreement; Maintenance of Operations.

    4.1  Voting Agreement.  Until May 11, 2000, each Holdco Investor and PML Investor agrees to vote any and all Securities held by such Holdco Investor or PML Investor in order to ensure that Ron Hart is appointed as and remains a director of each of PML and Holdco. After May 11, 2000, and until the termination of this Second Amended Agreement, each Holdco Investor and PML Investor agrees to vote any and all Securities held by such Securityholder in order to ensure that Ron Hart is appointed as and remains a director of PML and Holdco unless a majority of the PML Board or Holdco Board, as applicable, excluding Ron Hart, determines in good faith that Ron Hart is not making a positive contribution to the PML Board or Holdco Board, as applicable, for the benefit of PML or Holdco, as applicable.

    4.2  Preservation of Employment Levels in Victoria, British Columbia.  The parties acknowledge that, as of the date of the First Amended Agreement, PML had 125-130 employees employed on a full time basis in Victoria, British Columbia ("Victoria"), and that PML then kept and maintained its operational headquarters, including accounting, administration, sales and marketing, research and development, manufacturing and customer service, in Victoria although it was then anticipated that, in the future, additional employees in sales and marketing and customer service would be employed at locations other than Victoria. Subject to Section 4.3 below, the parties agree that:

    (a)
    for a period of three years from the date of the First Amended Agreement, Holdco and its subsidiaries shall keep and maintain the operational headquarters in Victoria;

    (b)
    for a period of seven years from the date of the First Amended Agreement, Holdco and its subsidiaries shall keep and maintain the divisional headquarters for their power metering and power monitoring products (both the present product line, products presently in development and products derived from the foregoing) in Victoria; and

    (c)
    notwithstanding that Holdco and its subsidiaries intend to increase their employment growth in other geographical areas of North America and the world, Holdco and its subsidiaries covenant and agree that for the period of four years from the date of the First Amended Agreement, a material portion of growth in the consolidated worldwide employee base of Holdco and its subsidiaries (including affiliated and related entities under common control, but excluding from "growth" acquisitions of new business entities, as opposed to internal growth), excluding sales and marketing personnel, will be achieved at PML's facilities in Victoria, unless satisfying this provision would cause material financial hardship to Holdco or its subsidiaries.

    4.3  Exception.  Section 4.2 shall not apply to the extent of and in the event of the following:

    (a)
    a majority of the Holdco Board determines acting in good faith that the obligations set out in Section 4.2 are causing a material financial hardship to Holdco or its subsidiaries; or

    (b)
    the Holdco Board, including the vote of Ron Hart, unanimously determines to terminate, suspend or amend the application of the provisions of Section 4.2.

    4.4  Director Fees; Liability Insurance.  The parties agree that, for so long as Ron Hart is a director of PML pursuant to Section 4.1, he shall receive per diem compensation plus reimbursement for his reasonable out of pocket expenses for his services as a member of the PML Board or any committee thereof or other Board-related activities (to the extent authorized or directed by the PML Board) in an amount equal to the per diem amount that would have been payable for the same amount of services pursuant to the Consulting Agreement between PML and Mr. Hart dated as of May 11, 1998; provided, however, that such compensation shall not accrue or be payable with respect to services as a director until the expiration of the foregoing Consulting Agreement. During the term of the foregoing Consulting Agreement, Mr. Hart shall be entitled to charge consulting fees thereunder for time devoted to attendance of Board meetings. In addition, for so long as Mr. Hart is a director of PML pursuant to Section 4.1, PML shall obtain a directors and officers liability insurance policy from an insurance company reasonably satisfactory to Holdco and Mr. Hart, which policy shall provide coverage of not less than $3 million (Canadian) and shall contain only such deductibles as are customary for companies comparable in size to PML.

5.  Preemptive Rights.

    5.1  Grant of Rights.  Each Holdco Investor and PML Investor shall have a right to participate in proposed issuances of securities of Holdco, except for the following:

    (a)
    Issuances upon the conversion of convertible securities where the issuance of such convertible securities was subject to this Section 5;

    (b)
    Issuances pursuant to a management equity plan adopted by the Holdco Board or an employee venture capital or share ownership plan existing as of the date hereof or hereafter adopted by the Holdco Board;

    (c)
    Issuances in connection with a Public Offering;

    (d)
    Issuances upon the exercise of options, warrants or other rights to acquire securities of Holdco (where the issuance of the instruments was subject to this Section 5); and

    (e)
    Issuances in connection with institutional debt financing.

    5.2  Procedure for Exercise.  Upon each proposed issuance that is subject to this Section 5, not later than sixty (60) days prior to such issuance or sale, Holdco notify each Holdco Investor and PML Investor in writing of such proposed issuance or sale and the material terms thereof (the "Preemptive Notice"). For a period of thirty (30) days from the date of the Preemptive Notice, each Holdco Investor and PML Investor may elect to purchase its Pro Rata Portion of the new issue of Holdco securities on the same terms that are indicated in the Preemptive Notice. If the securities are not fully subscribed by Holdco Investors and PML Investors after the initial 30-day period, there will be provided a second, 15-day period in which exercising Holdco Investors and PML Investors may elect to purchase the unsubscribed amount. If such Holdco Investors and PML Investors wish to purchase more securities than are available, the securities will be allocated based on the exercising Holdco Investors' and PML Investors' Pro Rata Portions.

6.  Registration Rights.

    6.1  Demand Registration.

      6.1.1  Number of Registrations.  OCM and RIT shall be entitled to make written requests (each a "Demand") of Holdco to register under the Securities Act (including, but not limited to, a shelf registration under Rule 415) all or part of the Holdco Common Stock held by or issuable to them (a "Demand Registration"); provided, however, that (a) this Demand Registration right shall be exercisable by OCM and RIT only to the extent that the Holdco Investors (including their Permitted Transferees) continue to own at least 50% of the Holdco Securities held by them on the date of this Second Amended Agreement, and (b) if the Person initiating the Demand requests that Holdco withdraw the Demand Registration prior to its effectiveness under the Securities Act and reimburse Holdco for its out-of-pocket expenses incurred in connection with such Demand Registration, then such Demand Registration shall not be deemed an exercise of the Demand Registration rights under this Section 6.1.1.

      6.1.2  Selection of Underwriter.  Any Demand Registration hereunder shall be on any appropriate form under the Securities Act permitting registration of the applicable securities for resale by the Selling Holders in the manner or manners designated by the Person initiating the Demand (including, without limitation, pursuant to one or more underwritten offerings). The procedure for determining whether the offering will involve an underwritten offering and the selection of investment bankers, managers and counsel shall be determined by the Person initiating the Demand (after consultation with the other holders electing to participate in the offering), subject to the reasonable approval of the Holdco Board. If, however, the Person initiating the Demand and the other holders electing to participate in the registration cannot agree upon the selection of the managing underwriter, then such other holders shall be entitled to select a single co-managing underwriter to participate in the offering, subject to the reasonable approval of the Holdco Board.

      6.1.3  Registration.  Holdco shall file such Demand Registration and use its best efforts to cause the same to be declared effective as promptly as practicable following the Demand but not later than 180 days thereafter. Holdco shall keep any such Demand Registration effective for a period of at least one year after such registration statement is first declared effective, and a registration will not count as a Demand Registration unless it is declared effective by the Commission. In addition, a request for registration shall not be deemed to constitute a Demand Registration for purposes of the preceding sentence if (i) the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied other than by reason of some act or omission by a Selling Holder, or (ii) Holdco voluntarily takes any action that would result in the Selling Holders not being able to sell their securities covered by the Demand Registration during the one-year period of the Demand Registration. Notwithstanding the foregoing, Holdco may, at any time, delay the filing or delay or suspend the effectiveness of the Demand Registration or, without suspending such effectiveness, instruct the Selling Holders not to sell any securities included in the Demand Registration, if the Holdco Board shall have determined upon the advice of counsel that it would be required to disclose any actions taken by Holdco in good faith and for valid business reasons, which disclosure may have a material adverse effect on Holdco and its subsidiaries, taken as a whole, or on such actions (a "Demand Suspension Period"), by providing the Selling Holder with written notice of such Demand Suspension Period and the reasons therefor. Holdco shall use its best efforts to provide such notice at least ten (10) days prior to the commencement of such a Demand Suspension Period and in no event shall the Demand Suspension Period exceed ninety (90) days.

      6.1.4  Registration Procedures.  In connection with its obligations to effect a Demand Registration, Holdco shall take all necessary or appropriate steps under all applicable securities laws, rules and regulations of securities exchanges and otherwise to effect such Demand Registration and any related matters and transactions.

    6.2  Piggyback Registration.

      6.2.1  Right to Include Holdco Securities.  If Holdco at any time proposes to register any of its securities under the Securities Act, whether or not for sale for its own account, on a form and in a manner which would permit registration of any Holdco Investor's comparable Holdco Securities for a public offering under the Securities Act (other than on a registration statement on Form S-4 or Form S-8 or any successor forms thereto or filed in connection with an exchange offer), Holdco shall give written notice of the proposed registration to each Holdco Investor at least 30 days prior to the filing thereof and each Holdco Investor shall have the right to request that all or any part of its comparable Holdco Securities be included in such registration by giving written notice to Holdco within fifteen (15) days after the giving of such notice by Holdco. Holdco may withdraw any registration statement not initiated pursuant to a Demand at any time.

      6.2.2.  Priority on Piggyback Registrations.

  (a)
  Holdco Registration.  If the registration is an underwritten registration on behalf of Holdco and the managing underwriters of such offering determine that the aggregate amount of Holdco securities which all Holdco Investors and all other securityholders of Holdco, pursuant to contractual rights to participate in such registration (the "Other Holders"), propose to include in such registration statement exceeds the maximum amount of Holdco securities that should be included therein, Holdco will include in such registration, first, securities of Holdco which Holdco proposes to sell and, second, Holdco securities held by the Holdco Investors and Other Holders, pro rata among all of them, taken together, on the basis of their relative interests in Holdco (it being agreed and understood, however, that such underwriters shall have the right to eliminate entirely the participation in such registration of all Holdco Investors and Other Holders).

  (b)
  Selling Holders' Registration.  If the registration is an underwritten registration on behalf of Selling Holders pursuant to the exercise of demand registration rights granted by Holdco hereunder or under any other applicable agreement, and the managing underwriters determine that the aggregate amount of Holdco securities which all Holdco Investors and all Other Holders propose to include in such registration exceeds the maximum amount of Holdco securities that should be included therein, Holdco will include in such registration, first, Holdco securities of all Holdco Investors and Other Holders pro rata among all of them, taken together, on the basis of their relative interests in Holdco and without regard to which of such holders made a demand for registration, and, second, any Holdco securities to be sold for Holdco's account.

    6.3  Registration Statement.  In connection with any registration of Holdco's securities under the Securities Act pursuant to this Second Amended Agreement, Holdco will furnish each Selling Holder with a copy of the registration statement and all amendments thereto and will supply each such Selling Holder with copies of any prospectus included therein (including a preliminary prospectus and all amendments and supplements thereto), in such quantities as may be reasonably necessary for the purposes of the proposed sale or distribution covered by such registration. In connection with any such registration of securities, the issuer of such securities will, at the request of the managing underwriter with respect thereto, use its best efforts to qualify such securities for sale under the securities laws of such states as is reasonably required to permit their distribution, provided, however, that such issuer shall not be required in connection therewith or as a condition thereof to qualify as a foreign corporation or to execute a general consent to service of process in any jurisdiction or becomes subject to taxation in any jurisdiction.

    6.4  Holdback Agreement.  Notwithstanding any other provision of this Section 6, each party agrees that, in the event of an underwritten public offering of Holdco securities for its own account, such party will not offer for public sale (other than as part of such underwritten public offering) any securities of the issue being registered or any Holdco securities similar to those being registered, or any Holdco securities convertible into or exchangeable or exercisable for Holdco securities, during the ten (10) days prior to and such number of days (not in excess of 180) after the effective date of the registration statement in connection with such public offering as the underwriters and Holdco may request in writing, without the consent of the underwriters.

    6.5  Registration Expenses.  Except as otherwise required by securities laws or the rules and regulations promulgated thereunder, Holdco shall each bear all expenses, disbursements and fees incurred by it in connection with carrying out its obligations under this Section 6; provided, however, that each Selling Holder shall pay (i) all costs and expenses of counsel, accounting or financing professionals retained by such Selling Holder, (ii) all underwriting discounts, commissions, fees and expenses and all transfer taxes with respect to securities sold by such Selling Holder pro rata, and (iii) all other expenses incurred by such Selling Holder and incidental to the sale and delivery of securities to be sold by such Selling Holder.

    6.6  Conditions to Selling Holder's Rights.  It shall be a condition of each Selling Holder's rights hereunder that such Selling Holder shall cooperate with Holdco by supplying information and executing customary documents (including by entering into undertakings to comply with applicable law and the rules and regulations of securities exchanges) relating to such Selling Holder or the securities owned by such Selling Holder in connection with such registration.

    6.7  Indemnification.  In the case of any offering registered pursuant to this Second Amended Agreement, the issuer of the securities to be registered will enter into a customary form of indemnification/contribution agreement with each Selling Holder providing (except for problems relating to written information supplied by, and concerning, such Selling Holder expressly for use in the registration materials) for the protection of such Selling Holder against litigation claims and expenses that may arise from the registered offering.

7.  Management Fee.

    Until the earlier to occur of (i) the date on which the holders of the Holdco Common Stock on the date of this Agreement, collectively, cease to hold (directly or indirectly) at least 12.5% of the outstanding PML Securities or (ii) June 1, 2000 (subject to renewal beyond such date by decision of the PML Board), PML shall pay to GFI One LLC, including any Affiliate thereof designated for this purpose (the "Sponsor"), a "Management Fee" in the amount of $300,000 (Canadian) per annum, such amount to be paid in four (4) equal quarterly installments in arrears. The Sponsor agrees that the Management Fee payable hereunder shall accrue but shall not be payable in the event of a material default under any agreement or instrument evidencing indebtedness (including capital lease obligations) in excess of $1,000,000 (Canadian) owed by PML to a third party where such default is not cured or waived within 30 days; provided, however, that in such event, the accrued Management Fees shall become due and payable upon the cure or waiver of such default. The Management Fee shall be in consideration of Sponsor's efforts to support the growth and development of PML, including through the development of business strategies, pursuit of complementary acquisitions, recommendations concerning marketing strategies and programs, development of strategic alliances (including with Affiliates of Holdco), and assistance with new financing, in each case subject to Holdco management approval and the availability of opportunities. The parties agree and acknowledge that substantially all of such activities by Sponsor will be conducted outside of Canada, and, specifically, within the United States.

8.  Termination of Agreement.

    This Second Amended Agreement (except Sections 6 and 7) shall terminate upon the earliest to occur of the following: (a) upon the written agreement of holders of Securities representing, directly or indirectly, at least ninety-five percent (95%) of the outstanding PML Securities (calculated on a common equivalent, fully diluted basis); (b) the closing of a Public Offering; or (c) the closing of a sale to or merger or amalgamation of PML with a publicly traded company whose shares are listed for trading on a major, recognized stock exchange or automated quotation system, provided that (A) in such transaction, all classes of PML's share capital gain comparable liquidity and (B) if the transaction takes the form of a stock-for-stock exchange, the public float of the buyer's listed equity securities is, following the transaction, at least $30 million (Canadian).

9.  No Conflicting Relationships.

    For so long as GFI-PML Partners, L.P., GFI One LLC, or the senior management of either of them holds any Holdco Securities, none of them shall, and for so long as OCM holds any Holdco Securities, its senior management shall not, invest in or otherwise seek to have any affiliation with any direct competitor of PML (including, without limitation, Allen Bradley/Rockwell, Siemens, Group Schneider/Square D, ABB and Eaton/Cutler Hammer) in PML's current product lines and markets, excluding debt securities and the ownership of not more than three percent (3%) of the shares of a publicly listed company; provided, however, that any Person otherwise restricted may hold more than three percent (3%) of the shares of a publicly listed company upon approval of a majority of the members of the Holdco Board, which approval shall not be unreasonably withheld.

10.  Certain Waivers.

    Each party hereto (on behalf of itself and the holders of shares in its capital, as applicable) hereby waives any and all rights otherwise available pursuant to statute or otherwise, except for the terms of this Second Amended Agreement, to participate as a seller in any repurchase of shares in the capital of PML or Holdco by, respectively, PML or Holdco, or as a purchaser in any purchase of shares in the capital of PML or Holdco to be sold by, respectively, PML or Holdco; rather, the parties agree that all rights that they may have in these areas are contained exclusively in this Second Amended Agreement, and that none of them shall have or attempt to exercise any other rights.

11.  General.

    11.1  Notices.  Unless otherwise specifically permitted by this Second Amended Agreement, all notices under this Second Amended Agreement shall be in writing and shall be delivered by personal service or telegram, telecopier, telex or registered or certified mail (or if such service is not available, then by first class mail), postage prepaid, to such address as may be designated from time to time by the relevant party, and which shall initially be:

If to PML:	With a copy to:
Power Measurement, Ltd.	Irell & Manella LLP
2195 Keating Crossroad	333 S. Hope Street
Saanichton, B.C. V8M 2A5	Suite 3300
Canada	Los Angeles, CA 90071
Fax: (250) 652-0411	Fax: (213) 229-0515
Attention: Bradford Forth	Attention: Anthony T. Iler, Esq.
If to HartCo:	With a copy to:
Ron Hart	Jones Emery Hargreaves Swan & Hall
4120 Granville St.	Suite 1212
Victoria, B.C. V8X 3X1	1175 Douglas Street
Canada	Victoria, B.C. V8W 2E1
Canada Fax: (250) 382-5436 Attention: Patrick C. Trelawny, Esq.

If to Holdco or the Holdco Investors (other than OCM):	With a copy to:
c/o GFI Energy Ventures LLC	Irell & Manella LLP
12121 Wilshire Boulevard	333 S. Hope Street
Suite 1375	Suite 3300
Los Angeles, CA 90025	Los Angeles, CA 90071
United States	Fax: (213) 229-0515
Fax: (310) 442-0540	Attention: Anthony T. Iler, Esq.
Attention: President
If to OCM:	With a copy to:
c/o Oaktree Capital Management LLC	Milbank Tweed Hadley & McCloy
550 South Hope Street	601 South Figueroa Street
Suite 2200	30th Floor
Los Angeles, CA 90071	Los Angeles, CA 90017
Fax: (213) 694-1593	Fax: (213) 692-5063
Attention: Stephen A. Kaplan	Attention: Eric H. Schunk, Esq.

    If to the EVCC or Management Holders: To the address or number indicated on Schedule C attached hereto.

Any notice sent by registered or certified mail shall be deemed to have been given seven days after the date on which it is mailed. All other notices shall be deemed given when received. No objection may be made to the manner of delivery of any notice actually received in writing by an authorized agent of a party. Any party may change its address for notices by written notice given to all other parties hereto in accordance with the foregoing procedures.

    11.2  Legend.  In addition to any other legend that may be required by agreement or applicable law, each certificate evidencing one or more Securities shall have endorsed upon its face the following words:

  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), NOR UNDER THE SECURITIES LAWS OR "BLUE SKY" LAWS OF ANY STATE. AS A RESULT, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES OR "BLUE SKY" LAWS OR APPLICABLE EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS THEREOF. IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A HOLD PERIOD AND MAY NOT BE TRADED IN BRITISH COLUMBIA UNTIL THE EXPIRY OF SUCH HOLD PERIOD EXCEPT AS PERMITTED BY THE SECURITIES ACT (BRITISH COLUMBIA) AND THE RULES AND REGULATIONS MADE THEREUNDER.

  THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER MATTERS. A COMPLETE STATEMENT OF THE TERMS AND CONDITIONS GOVERNING SUCH RESTRICTIONS IS SET FORTH IN A SECURITYHOLDERS AGREEMENT, A COPY OF WHICH IS ON FILE AT THE COMPANY'S PRINCIPAL OFFICE. ANY ISSUANCE, SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE TO A PERSON NOT A PARTY TO SUCH SECURITYHOLDERS AGREEMENT WITHOUT COMPLIANCE WITH THE TERMS AND CONDITIONS THEREOF SHALL BE NULL AND VOID.

    11.3  Modifications.  This Second Amended Agreement may be amended, altered or modified only by a writing signed by GFI and the holders of at least ninety-five percent (95%) in interest of the PML Securities held, directly or indirectly, by all of the PML Investors at the time of a proposed amendment, alteration or modification (except for the addition of parties pursuant to Transfers that are effected in accordance with the terms and conditions of this Second Amended Agreement).

    11.4  Additional Documents.  Each party agrees to execute any and all further documents and writings, and to perform such other actions, as may be or become reasonably necessary or expedient to effect and carry out the terms of this Second Amended Agreement.

    11.5  Successors and Assigns.  Except as provided herein to the contrary, this Second Amended Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns.

    11.6  Governing Law and Venue.  This Agreement is governed by the laws of the State of California, as such laws are applied to contracts made between California residents and performed entirely within the State of California, without regard to California's rules relating to conflict of laws. Any litigation between the parties arising out of or relating to this Agreement will be only in Los Angeles, California, and the parties hereby submit to the jurisdiction of the appropriate federal and state courts in Los Angeles, California in connection with any such litigation.

    11.7  No Third-Party Benefits.  None of the provisions of this Agreement are intended to benefit, or to be enforceable by, any third-party beneficiaries.

    11.8  Waivers Strictly Construed.  With regard to any power, remedy or right provided herein or otherwise available to any party hereunder (a) no waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving party; and (b) no alteration, modification or impairment shall be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

    11.9  Severability.  The validity, legality or enforceability of the remainder of this Second Amended Agreement shall not be affected even if one or more of the provisions of this Second Amended Agreement shall be held to be invalid, illegal or unenforceable in any respect.

    11.10  Advice of Legal Counsel.  Each Securityholder acknowledges and represents that, in executing this Second Amended Agreement, it has had the opportunity to seek advice as to its legal rights from legal counsel, and that it has read and understood all of the terms and provisions of this Second Amended Agreement. Further, each Securityholder has carefully reviewed all of the provisions of this Second Amended Agreement, which may not be construed against any party by reason of its preparation.

    11.11  Equitable Relief.  Each party acknowledges that, in the event of a threatened or actual breach of any of the provisions of this Second Amended Agreement, damages alone will be an inadequate remedy, and such breach will cause the other party great, immediate and irreparable injury and damage. Accordingly, each party agrees that the others shall be entitled to injunctive and other equitable relief, and that such relief shall be in addition to, and not in lieu of, any remedies they may have at law or under this Second Amended Agreement.

    11.12  Legal Fees.  Should any litigation or arbitration be commenced (including any proceedings in a bankruptcy court) between the parties hereto or their representatives concerning any provision of this Second Amended Agreement or the rights and duties of any Person or entity hereunder, the party or parties prevailing in such proceeding shall be entitled, in addition to such other relief as may be granted, to the reasonable legal fees and costs incurred by reason of such litigation.

    11.13  Headings.  The section headings in this Second Amended Agreement are inserted only as a matter of convenience, and in no way define, limit, extend or interpret the scope of this Second Amended Agreement or of any particular section.

    11.14  Number and Gender.  Throughout this Second Amended Agreement, as the context may require, (a) the singular tense and number includes the plural, and the plural tense and number includes the singular; (b) the past tense includes the present, and the present tense includes the past; (c) references to parties, sections, paragraphs and exhibits mean the parties, sections, paragraphs and exhibits of and to this Second Amended Agreement; and (d) periods of days, weeks or months mean calendar days, weeks or months.

    11.15  Counterparts.  This Second Amended Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    11.16  Complete Agreement.  This Second Amended Agreement and any documents referred to herein, or executed contemporaneously herewith, constitute the parties' entire agreement with respect to the subject matter hereof and supersede all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof.

    11.17  Further Assurances.  Each party hereto shall at any time and from time to time promptly execute and deliver, or cause to be executed and delivered, such further instruments and take all such further action as may be reasonably necessary or appropriate to confirm or carry out the provisions and intent of this Second Amended Agreement. Among other things, the party hereby agree to assist and cooperate in all reasonable respects with OCM in order to satisfy the conditions necessary for OCM's exemption under the U.S. Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

    IN WITNESS WHEREOF, the parties hereto have executed this Second Amended Agreement as of the date first set forth hereinabove.

PML	POWER MEASUREMENT LTD., a British Columbia company
	By:	/s/ L. Gilson
	Name:	L. Gilson
	Title:	Chair
HOLDCO	POWER MEASUREMENT HOLDINGS, INC., a Delaware corporation
	By:	/s/ L. Gilson
	Name:	L. Gilson
	Title:	Chair
PML USA	POWER MEASUREMENT USA, INC., a Delaware corporation
	By:	/s/ L. Gilson
	Name:	L. Gilson
	Title:	Chair
GFI-PML	GFI-PML INVESTORS CORP., a British Columbia company
	By:	/s/ L. Gilson
	Name:	L. Gilson
	Title:	Chair

HOLDCO Investors	RIT CAPITAL PARTNERS PLC a U.K. investment company
	By:	/s/ A.H. BLOOM
	Name:	A.H. Bloom
	Title:	Authorised Signatory
TINICUM INVESTORS a Delaware general partnership
	By:	/s/ John F. [Illegible]
	Name:	John F. [Illegible]
	Title:	Chief Financial Officer
REGENCY TRUST a Barbados trust
	By:	/s/ ROSALIND E. JACKSON
	Name:	Rosalind E. Jackson
	Title:	Trustee
GFI-PML PARTNERS, L.P. a California limited partnership
By:	GFI-PML GP, INC. a California corporation, its General Partner
	By:	/s/ L. Gilson
	Name:	L. Gilson
	Title:	Chair
/s/ RICHARD S. KOLODNY RICHARD S. KOLODNY

GFI-PML ENERGY VENTURES, L.P. a Delaware limited partnership
By:	GFI-PML GP, INC. a California corporation, its General Partner
	By:	/s/ L. Gilson
	Name:	L. Gilson
	Title:	Chair
EVCC	PML EMPLOYEE (EVCC) CORP., a British Columbia company
	By:	/s/ SIMON LIGHTBODY
	Name:	Simon Lightbody
	Title:	Director
Management Holders	/s/ J. BRADFORTH FORTH J. Bradforth Forth
/s/ DAVID GILES David Giles

OCM	OCM PRINCIPAL OPPORTUNITIES FUND, L.P., a Delaware limited partnership
By:	Oaktree Capital Management LLC., a California limited liability company, its General Partner
	By:	/s/ STEPHEN A. KAPLAN
	Name:	Stephen A. Kaplan
	Title:	Principal
	By:	/s/ CHRISTOPHER S. BROTHERS
	Name:	Christopher S. Brothers
	Title:	Senior Vice President
GFI One LLC	GFI ONE LLC, a Delaware limited liability company
	By:	/s/ L. Gilson
	Name:	L. Gilson
	Title:	Chair

Schedule A

Shareholdings Upon Completion of the Exchange and Amalgamation

    I.  Shareholdings in PML:

	Class A		Class B		Class C		Class D		Class E
	Common	Preferred	Common	Preferred	Common	Preferred	Common	Preferred	Common	Preferred
Holdco	184,985	184,985
GFI-PML			107,702	107,702
EVCC					16,837	16,837	5,943	5,943
Forth									6,571	6,571
Giles									1,000	1,000
Total	184,985	184,985	107,702	107,702	16,837	16,837	5,943	5,943	7,571	7,571

Total Common Stock (all classes): 323,038
Total Preferred Stock (all classes): 323,038

    II.  Shareholdings in Holdco:

Shareholder	Number of Shares of Holdco Common Stock
OCM	157,934
RIT	98,101
Tinicum	18,509
EVCC (reserved)	22,780
Regency	9,254
GFI-PML Partners	7,698
Forth (reserved)	6,571
GFI-PML One	1,550
Giles (reserved)	1,000
Kolodny	951
Total	324,348

Schedule B

Notice Address for EVCC and Management Holders

EVCC:

Jones Emery Hargreaves Swan 1175 Douglas Street, Suite 1212 Victoria, British Columbia V8V 2E1 Canada
Attn:	Patrick C. Trelawny, Esq.
Fax:	(250) 382-5436

J. Bradforth Forth:

3929 Jean Pl.
Victoria, BC V8Z 7B8
Canada

David Giles
686 Cromarry Avenue
Victoria, BC V8L 5G6
Canada

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  EXHIBIT 10.11
SECOND AMENDED AND RESTATED SECURITY HOLDERS AGREEMENT